Shepherd’s Finance, LLC Reports Third Quarter 2019 Results

JACKSONVILLE, FL – November 19, 2019 (GLOBE NEWSWIRE) – Shepherd’s Finance, LLC (“Shepherd’s” or the “Company”) announced its operating results for the quarter and nine months ended September 30, 2019.

2019 Financial Highlights to Date

●	Loan Growth – Loans receivable, net increased approximately $5.4 million, or 11.7%, to approximately $51.9 million as of September 30, 2019, compared to approximately $46.5 million as of December 31, 2018.

●	Interest and Fee Income Growth – Interest and fee income on loans increased approximately $0.7 million, or 35.1%, to $2.6 million, and approximately $1.9 million, or 34.7%, to $7.5 million for the quarter and nine months ended September 30, 2019, respectively, compared to the same periods of 2018. The growth resulted from an increase in loan balances and an increase in interest rates from 2% to 3% starting with new loans originated in the third quarter of 2018.

●	Net Income – Net income increased approximately $0.1 million, or 21.6%, to $0.2 million, and decreased approximately $0.1 million, or 4.3%, to $0.6 million for the quarter and nine months ended September 30, 2019, respectively, compared to the same periods of 2018.

The Chief Executive Officer of Shepherd’s, Daniel M. Wallach, commented: “Through the end of April 2019 we had experienced a great deal of growth in new loan balances; however, we lowered originations beginning in May 2019 to ensure we had ample liquidity to cover our unfunded commitments. We intend to increase originations in the fourth quarter of 2019 compared to the third quarter of 2019. In addition, we also focused on our nonperforming loan and foreclosed asset balances.” Mr. Wallach continued to state, “During the second and third quarters of 2019, we significantly decreased our foreclosed assets which negatively impacted our net income results for both quarters. We expect to see an increase in net income during the fourth quarter due primarily to the reduction of foreclosed asset balances.”

Results of Operations

●	Net interest income after loan loss provision increased approximately $0.3 million, or 42.4%, to $1.1 million and approximately $0.5 million, or 22.2%, to $3.0 million for the quarter and nine months ended September 30, 2019, respectively, compared to the same periods of 2018. The increase was primarily due to higher weighted average outstanding loan balances of $54.0 million and $52.4 million for the quarter and nine months ended September 30, 2019, respectively, compared to $43.7 million and $40.6 million for the same periods of 2018, which was partially offset by a loss of interest income and default rate interest due to an increase in foreclosed assets.

●	Non-interest income increased approximately $0.1 million and $0.2 million for the quarter and nine months ended September 30, 2019, respectively, compared to the same periods of 2018. The increase resulted from the reclassification of one and three foreclosed assets from loans receivable, net to foreclosed asset during the quarter and nine months ended September 30, 2019, respectively.

●	Non-interest expense increased approximately $0.4 million, or 56.9%, to $1.0 million and approximately $0.7 million, or 40.3%, to $2.6 million for the quarter and nine months ended September 30, 2019, respectively, compared to the same periods of 2018. The increase in non-interest expense related primarily to a loss on sale of foreclosed assets of approximately $0.3 million for both the quarter and nine months ended September 30, 2019, which was related to the sale of our largest foreclosed asset.

Balance Sheet Management

●	The Company had approximately $2.5 million in cash as of September 30, 2019, compared to approximately $1.4 million as of December 31, 2018.

●	Loans receivable, net totaled approximately $51.9 million as of September 30, 2019, compared to approximately $46.5 million as of December 31, 2018. As of September 30, 2019, loans receivable, net included approximately $2.4 million of impaired loans compared to approximately $2.5 million as of December 31, 2018. As of September 30, 2019, the Company had a total of ten impaired construction loans from three separate borrowers.

●	Foreclosed assets totaled approximately $3.7 million as of September 30, 2019, compared to approximately $6.0 million as of December 31, 2018. Foreclosed assets decreased approximately $2.3 million at September 30, 2019 compared to December 31, 2018 due primarily to the sale of our largest foreclosed asset with sales proceeds of approximately $4.5 million, which was offset by the addition of 19 loans reclassed from loans receivable, net for approximately $2.0 million. Eighteen of the 19 new foreclosed assets reclassed in 2019 were the result of the death of one of our borrowers.

●	Notes payable unsecured, net totaled approximately $24.6 million as of September 30, 2019, compared to approximately $22.6 million as of December 31, 2018. A significant portion of the Company’s notes payable unsecured, net was from the Company’s public notes offerings, constituting approximately $20.3 million and $17.1 million as of September 30, 2019 and December 31, 2018, respectively.

●	Notes payable secured, net totaled approximately $24.8 million as of September 30, 2019, compared to approximately $23.3 million as of December 31, 2018. The increase resulted primarily from higher balances on the Company’s loan purchase and sale agreements of approximately $4.8 million as of September 30, 2019, compared to the year ended December 31, 2018. The increase in notes payable secured, net was offset by the payoff of our line of credit with London Financial of approximately $3.5 million using proceeds from the sale of our largest foreclosed asset.

Interest Rates for the Subordinated Notes Program - Shepherd’s offers the following interest rates for its public notes offering, effective as of October 15, 2019:

Maturity (Duration)	Annual Interest Rate	Annual Effective Yield (i)	Effective Yield to Maturity (ii)

12 Months	7.00%	7.23%	7.23%
24 Months	10.50%	11.02%	23.26%
36 Months	10.25%	10.75%	35.82%
48 Months	11.00%	11.57%	54.96%

(i)	The Annual Effective Yield is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself 11 more times, then subtracting the one back off and converting back to a percentage. For instance, for an Annual Interest Rate of 7.00%, we take .07/12 which is 0.0058 plus 1 which is 1.0058, and then multiply 1.0058 by itself 11 more times which yields 1.0723, then subtracting off the 1, leaving 0.0723, and finally converting to a percentage, which gives us an Annual Effective Yield of 7.23%.

(ii)	The Effective Yield to Maturity is determined by taking the Annual Interest Rate as a decimal and dividing it by 12 for a monthly rate, then taking that rate plus 1 and multiplying that by itself by (the total number of months of the investment minus one) times, then subtracting the one back off and converting back to a percentage. For instance, for a 48 month investment with an Annual Interest Rate of 11.00%, we take .11/12 which is .00917 plus 1 which is 1.00917, and then multiply 1.00917 by itself 47 more times which yields 1.5496, then subtracting off the 1, leaving 0.5496, and finally converting to a percentage, which gives us an Effective Yield To Maturity of 54.96%.

About Shepherd’s Finance, LLC

Shepherd’s Finance, LLC is headquartered in Jacksonville, Florida and is focused on commercial lending to participants in the residential construction and development industry. As of September 30, 2019, Shepherd’s Finance, LLC had approximately $51.9 million in loan assets with 260 construction and development loans in 21 states with 68 borrowers. For more information, please visit http://www.shepherdsfinance.com.

Forward Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans, or predictions of the future expressed or implied by such forward-looking statements. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. This is neither an offer nor a solicitation to purchase securities.

Shepherd’s Finance, LLC

Interim Condensed Consolidated Balance Sheets

(in thousands of dollars)	September 30, 2019	December 31, 2018
	(Unaudited)
Assets
Cash and cash equivalents	$2,488	$1,401
Accrued interest receivable	684	568
Loans receivable, net	51,924	46,490
Foreclosed assets	3,675	5,973
Premises and equipment	989	1,051
Other assets	104	327
Total assets	$59,864	$55,810
Liabilities and Members’ Capital
Customer interest escrow	$914	$939
Accounts payable and accrued expenses	412	724
Accrued interest payable	2,384	2,140
Notes payable secured, net of deferred financing costs	24,753	23,258
Notes payable unsecured, net of deferred financing costs	24,623	22,635
Due to preferred equity member	36	32
Total liabilities	$53,122	$49,728

Commitments and Contingencies

Redeemable Preferred Equity
Series C preferred equity	$2,784	$2,385

Members’ Capital
Series B preferred equity	1,450	1,320
Class A common equity	2,508	2,377
Members’ capital	$3,958	$3,697

Total liabilities, redeemable preferred equity and members’ capital	$59,864	$55,810

Shepherd’s Finance, LLC

Interim Condensed Consolidated Statements of Operations - Unaudited

For the Three and Nine Months Ended September 30, 2019 and 2018

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands of dollars)	2019	2018	2019	2018
Interest Income
Interest and fee income on loans	$2,600	$1,924	$7,486	$5,556
Interest expense:
Interest related to secured borrowings	746	552	2,196	1,480
Interest related to unsecured borrowings	736	587	2,077	1,550
Interest expense	1,482	1,139	4,273	3,030

Net interest income	1,118	785	3,213	2,526
Less: Loan loss provision	3	2	201	61

Net interest income after loan loss provision	1,115	783	3,012	2,465

Non-Interest Income
Gain on foreclosure of assets	86	20	181	20

Total non-interest income	86	20	181	20

Income	1,201	803	3,193	2,485

Non-Interest Expense
Selling, general and administrative	703	559	1,947	1,627
Depreciation and amortization	21	23	66	61
Loss on sale of foreclosed assets	274	3	274	3
Loss on foreclosure of assets	-	-	169	-
Impairment loss on foreclosed assets	-	51	107	136

Total non-interest expense	998	636	2,563	1,827

Net Income	$203	$167	$630	$658

Earned distribution to preferred equity holders	118	69	333	199

Net income attributable to common equity holders	$85	$98	$297	$459